Exhibit (c)(iii)

                     TATA ENGINEERING AND LOCOMOTIVE COMPANY

                                       AND

                                 CITIBANK, N.A.,
                                  As Depositary

                                       AND

                        HOLDERS AND BENEFICIAL OWNERS OF
                      RULE 144A GLOBAL DEPOSITARY RECEIPTS

                           -------------------------

                                 Amendment No. 2

                                       to

                           Rule 144A Deposit Agreement

                        Dated as of [September 30], 2002

                  AMENDMENT NO.2 TO RULE 144A DEPOSIT AGREEMENT

      AMENDMENT NO. 2 TO RULE 144A DEPOSIT AGREEMENT, is made as of ________, 2002 (the "Amendment"), by and among Tata Engineering and Locomotive Company Limited, a limited liability company organized under the laws of the Republic of India as a public company (the "Company"), CITIBANK, N.A., a national banking association organized under the laws of the United States of America and acting solely as depositary (the "Depositary"), and all Holders and Beneficial Owners from time to time of Rule 144A Global Depositary Receipts issued under the Rule 144A Deposit Agreement.

                         W I T N E S S E T H   T H A T

      WHEREAS, the parties hereto entered into that certain Rule 144A Deposit Agreement, dated as of July 15, 1994, as amended by Amendment No. 1, dated as of July 19, 1996, as further amended by Letter Agreement, dated August 13, 1996 (as so amended the "Deposit Agreement") for the creation of Rule 144A Global Receipts ("Rule 144A GDRs") evidencing Rule 144A Global Depositary Shares ("Rule 144A GDSs") representing the Shares (as defined in the Deposit Agreement) so deposited and for the execution and delivery of such Rule 144A GDRs evidencing such Rule 144A GDRs;

      WHEREAS, the Company and the Depositary have agreed to change the fees and charges of the Depositary by adding an Annual Depositary Services Fee, and desire to amend the Deposit Agreement to reflect such change; and

      WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement and the form of Rule 144A GDR annexed thereto as Exhibit A for the purposes set forth herein;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

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                                   ARTICLE II

                         AMENDMENTS TO DEPOSIT AGREEMENT

      SECTION 2.01. Deposit Agreement. All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, dated as of July 15, 1994, as amended by Amendment No. 1, dated as of July 19, 1996, as further amended by Letter Agreement, dated August 13, 1996, as amended by this Amendment No. 2.

      SECTION 2.02. Charges of Depositary. Section 5.06 shall be amended by adding the following subsection immediately after subsection (vii) of paragraph
(a):

      "(viii) the Annual Depositary Service Fee, payable at the end of each calendar year except to the extent of any cash dividend fee(s) charged during the calendar year pursuant to paragraph (a)(ii) above, which shall not exceed $0.02 per Rule 144A GDS held at the end of each calendar year (to be paid by the Holder of record at the end of each calendar year)."

                                   ARTICLE III

                     AMENDMENTS TO THE FORM OF RULE 144A GDR

      SECTION 3.01. Charges of Depositary. Paragraph (7) of the Form of Rule 144A GDR is hereby amended by inserting the following sentence after the fourth sentence of the first paragraph:

      "The Depositary will charge the Holders an Annual Depositary Service Fee up to $0.02 per Rule 144A GDS held at the end of the calendar year, except to the extent of any cash dividend fee(s) charged during such calendar year."

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

      (a) This Amendment, when executed and delivered by the Company, and the Rule 144A Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and


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

      similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

      (b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Rule 144A Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Republic of India, neither of such agreements need to be filed or recorded with any court or other authority in the Republic of India, nor does any stamp or similar tax need to be paid in the Republic of India on or in respect of such agreements; and

      (c) All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

                                   ARTICLE V

                                 MISCELLANEOUS

      SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall become effective as to the outstanding Rule 144A GDRs upon the expiration of thirty (30) days after notice of this amendment has been given to the Holders of record of outstanding Rule 144A GDRs.

      SECTION 5.02. Notice of Amendment to Holders. The Depositary is hereby directed to send notices informing the Holders of (i) the terms of this Amendment and (ii) the Effective Date of this Amendment.

      SECTION 5.03. Indemnification. The Company agrees to indemnify and hold harmless the Depositary (and any and all of its directors, employees and officers) for any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

      SECTION 5.04. Ratification. Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.


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

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.


                                        TATA ENGINEERING AND
                                        LOCOMOTIVE COMPANY LIMITED

                                        By: /s/ Praveen P. Kadle
                                            ------------------------------
                                        Name: Praveen P. Kadle
                                        Title: Executive Director - Finance and
                                               Corp. Affairs


                                        CITIBANK, N.A., as Depositary

                                        By: /s/ Robert Heitsenrether
                                            ------------------------------
                                        Name: Robert Heitsenrether
                                        Title: Director, Account Management


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